Exhibit 2.1

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Third Amendment (this “Amendment”) to the Agreement and Plan of Merger, dated as of December 12, 2022, as amended (the “Merger Agreement”), by and among (i) Newbury Street Acquisition Corporation, a Delaware corporation (“Purchaser”), (ii) Infinite Reality Holdings, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Purchaser (“Pubco”), (iii) Infinity Purchaser Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) Infinity NBIR Company Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Pubco (“Company Merger Sub” and, together with Purchaser Merger Sub, the “Merger Subs,” and the Merger Subs collectively with the Purchaser and Pubco, the “Purchaser Parties”), and (v) Infinite Reality, Inc., a Delaware corporation (the “Company”), is made and entered into as of February 26, 2024 by and among Purchaser, Pubco, Purchaser Merger Sub, Company Merger Sub, and the Company (collectively, the “Parties”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendments to the Merger Agreement.

(a) a Section 6.25 is hereby added to the Merger Agreement and shall read as follows:

(a) Notwithstanding anything to the contrary contained in the Merger Agreement, as amended, including Section 8.3 thereof, Section 1 of the Amendment to Agreement and Plan of Merger, dated May 12, 2023, by and between the Parties, and Section 1 of the Second Amendment to Agreement and Plan of Merger, dated July 21, 2023, by and between the Parties, the Company agrees to deliver the following:

(i) on or before May 14, 2024, the Registration Statement filed with the SEC (the “Filing”), which shall include: (a) the audited consolidated balance sheet of the Company as of December 31, 2022 and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Company for the year then ended and any significant acquisition as required under SEC Regulation S-X (the “2022 Financial Statements”), (b) the audited consolidated balance sheet of the Company as of December 31, 2023 and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Company for the year then ended and any significant acquisition as required under SEC Regulation S-X (the “2023 Financial Statements”), and (c) a management discussion and analysis for filing in the Registration Statement (the “MD&A”);

(ii) on or before June 21, 2024, the unaudited quarterly consolidated financial statements, including a consolidated quarterly balance sheet and income statement, for the three month periods ended March 31, 2024 and March 31, 2023 as reviewed by the then current officers of the Company and any significant acquisition as required under SEC Regulation S-X (the “Q1 2024 Financial Statements”) as well as a management discussion and analysis comparing the financial statements for such periods (the “2024 MD&A” and together with the Filing, 2022 Financial Statements, 2023 Financial Statements, MD&A and Q1 2024 Financial Statements, the “Deliverables”).

(b) In the event that the Company fails to provide any of the Deliverables by the deadlines set forth in this Section 6.25, then immediately upon such failure and without further action of any Party (i) the covenants set forth in Article VI shall cease to apply to the Company, Purchaser and the other Purchaser Parties, Purchaser and the other Purchaser Parties shall have no obligation thereunder and no action taken by any of Purchaser or the other Purchaser Parties shall be deemed to be a breach thereof, provided, that Section 6.15 of the Merger Agreement shall continue in full force and effect in accordance with the Merger Agreement and (ii) the Sponsor Letter Agreement shall terminate and be of no further force and effect.

(b) a Section 8.1(j) is hereby added to the Merger Agreement and shall read as follows:

by the Purchaser, in the event the Company breaches Section 6.25, including the failure to meet any deadline set forth therein; provided that Purchaser may not terminate the Merger Agreement until the date that is forty five (45) days from any such deadline which the Company failed to meet (such forty five (45) day period, the “6.25 Termination Period”).

(c) Section 8.2(d) of the Merger Agreement is hereby amended to read as follows (amended text in bold):

If this Agreement is validly terminated by the Purchaser (i) pursuant to Section 8.1(e) or Section 8.1(j) or (ii) pursuant to any other provision of this Agreement, and at the time of such termination, the Purchaser had the right to terminate this Agreement pursuant to Section 8.1(e) or Section 8.1(j), then the Company shall pay to the Purchaser by wire transfer of immediately available funds a cash termination fee (which in the event of a termination pursuant to Section 8.1(j) may be payable at the Company’s option in Company Common Stock based on the Company valuation of $1,250,000,000 (one billion two hundred fifty million dollars) of $4,500,000 (four million five hundred thousand dollars) (the “Purchaser Reimbursement Amount”) and the then-current number of outstanding shares of Common Stock; provided, however, that the Company shall have no obligation to reimburse the Purchaser for the Purchaser Reimbursement Amount in the event that the Termination Fee has been paid; and provided, further, that in the event that the Termination Fee is to be paid following the payment of the Purchaser Reimbursement Amount, the Termination Fee shall be reduced by the amount of the Purchaser Reimbursement Amount. Notwithstanding anything to the contrary in this Agreement, in no circumstances will the Liability or amount payable by the Company or the Target Companies in connection with the termination of this Agreement exceed $8 million (eight million dollars).

(d) The definition of Monthly Extension Fee in the Merger Agreement is hereby amended as follows:

“Monthly Extension Fee” means the monthly trust contribution as set forth in Purchaser’s definitive proxy statement filed with the SEC dated February 26, 2024, as amended, in connection with any and all extensions under the Purchaser’s Organizational Documents to extend the time period for the Purchaser to consummate its Business Combination until the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, or such other amount as agreed to from time to time.

2. Monthly Extension Fee. Purchaser acknowledges that through the date of this Amendment, all payments of the Monthly Extension Fee due to Purchaser have been paid in full.

3. Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Merger Agreement or any rights or obligations of any party under or in respect of the Merger Agreement. Except as modified by this Amendment, the Merger Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Merger Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment, and a reference to the Merger Agreement in any other instrument or document shall be deemed a reference to the Merger Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Merger Agreement, as amended by this Amendment.

4. General. The provisions of Sections 10.1 (Notices), 10.2 (Binding Effect; Assignment), 10.3 (Third Parties), 10.4 (Governing Law; Jurisdiction), 10.5 (Waiver of Jury Trial), 10.6 (Specific Performance), 10.7 (Severability), 10.9 (Waiver), 10.11 (Interpretation), 10.12 (Counterparts), and 10.14 (No Recourse) of the Merger Agreement shall apply to this Amendment mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Purchaser:

NEWBURY STREET ACQUISITION CORPORATION

By:	/s/ Thomas Bushey
	Name:	Thomas Bushey
	Title:	Chief Executive Officer

Pubco:

INFINITE REALITY HOLDINGS, INC.

By:	/s/ Thomas Bushey
	Name:	Thomas Bushey
	Title:	President

Purchaser Merger Sub:

INFINITY PURCHASER MERGER SUB INC.

By:	/s/ Thomas Bushey
	Name:	Thomas Bushey
	Title:	President

Company Merger Sub:

INFINITY NBIR COMPANY MERGER SUB INC.

By:	/s/ Thomas Bushey
	Name:	Thomas Bushey
	Title:	President

[Signature Page to Third Amendment to Merger Agreement]

The Company:

INFINITE REALITY, INC.

By:	/s/ John P. Acunto, Jr.
	Name:	John P. Acunto, Jr.
	Title:	CEO

[Signature Page to Third Amendment to Merger Agreement]

4